EXHIBIT 23



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Troy Financial Corporation:

We consent to incorporation by reference in the Registration Statement filed on August 8, 2000, on Form S-8 of Troy Financial Corporation (No. 333-43260) of our report dated May 31, 2002, relating to the statements of net assets available for benefits of The Troy Savings Bank 401(k) Savings Plan in RSI Retirement Trust as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2001 annual report on Form 11-K of Troy Financial Corporation.


                                  /s/ KPMG LLP


Albany, New York
June 26, 2002